EXHIBIT 99.1


For Immediate Release:                    Company Contact:
---------------------                     ---------------
March 13, 2001                            Nancy C. Broadbent
                                          Chief Financial Officer
                                          (215) 579-7388



                 CollaGenex Closes $7.5 Million Equity Financing


NEWTOWN, PA, March 13, 2001 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it had closed a $7.5 million equity financing to fund the expansion of its direct-to-consumer (DTC) advertising campaign for Periostat(R), the Company's lead drug for the treatment of adult periodontitis, and to provide additional general working capital.

      The financing included the sale of 1,500,000 shares of CollaGenex common stock at a price of $5.00 per share plus warrants to purchase an additional 400,000 shares of common stock at $6.00 per share. The Company has agreed to file a registration statement for the common stock, including the shares underlying the warrants, within 30 days. Perseus-Soros BioPharmaceutical Fund, LP led the investor group. Tucker Anthony Sutro Capital Markets served as financial advisor and placement agent in connection with this transaction.

      "We are extremely pleased to have completed this equity financing quickly and at a market price," said Brian M. Gallagher, chairman, chief executive officer and president of CollaGenex. "This was a strategic financing to fund our DTC campaign, which has significantly accelerated the growth of Periostat prescriptions in the cities where we have been running the campaign, and to provide additional working capital for the company's operations."

      CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental market. The Company's lead product, Periostat, was approved by the FDA in September 1998 and is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues. In February 2001, the FDA granted marketing approval for a new tablet formulation for Periostat. Periostat is marketed to the dental community by CollaGenex through a professional pharmaceutical sales force composed of approximately 120 sales representatives and managers. Currently, the Company's dental


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sales  force is also  marketing  Vioxx(R),  a Merck & Co.  drug that  CollaGenex
co-promotes  for  the  treatment  of  acute  dental  pain,  and  Denavir(R),   a
prescription cold sore medication that the Company co-promotes to dentists under an agreement with Novartis Pharmaceuticals Corporation.

      Research has shown that the enzyme suppression technology underlying Periostat may also be applicable to other diseases involving destruction of the body's connective tissues, including cancer metastases (Metastat) and a broad range of inflammatory diseases. CollaGenex is developing a series of novel, proprietary compounds known as IMPACS (Inhibitors of Multiple Proteases and Cytokines) to address these applications. The Company intends to pursue further research and development of these technologies primarily through partnerships with third parties.

      To receive additional information on the Company, please visit our Web site at www.collagenex.com, which is not a part of this press release.

      This news release contains forward-looking statements within the meaning of Section 23E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat; risks inherent in research and development activities; risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the US Securities and Exchange Commission.


Periostat(R), Metastat(R)and IMPACS(R)are trademarks of CollaGenex Pharmaceuticals, Inc.
CollaGenex(R)and Periostat(R)are trademarks of CollaGenex International Limited VIOXX(R)is a trademark of Merck & Co., Inc.
Denavir(R)is a trademark of Novartis Pharmaceuticals Corporation